Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of June 2, 2017 (the “Effective Date”) by and between NovaBay Pharmaceuticals, Inc. (“Company”) and Mark Sieczkarek (“Executive”).

RECITAL

The Company and Executive desire to formalize and reflect Executive’s employment under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recital, the mutual covenants herein contained and for other good and valuable consideration, the parties hereby agree as follows:

I.           EMPLOYMENT.

A.     Position and Responsibilities. The Company hereby employs the Executive as its Chief Executive Officer (“CEO”). Executive shall do and perform all such services and acts as are necessary or advisable to fulfill the duties and obligations of said position and/or such other and/or additional responsibilities as are reasonably delegated to Executive by the Company’s Board of Directors (the “Board”), consistent with the Company’s Bylaws.

B.     Term. Executive’s employment with the Company is at-will and shall be governed by the terms of this Agreement, commencing on June 1, 2017 and continuing for one (1) year (the “Term”), unless this Agreement is terminated at some earlier time in accordance with the terms of this Agreement.

C.     Devotion. During the term of this Agreement, Executive (i) shall devote the necessary skill, vision, and time and attention to the foregoing responsibilities; (ii) Executive will continue to render commercial and professional services as CEO of Fe3 Medical Inc., a privately-held company, with full knowledge and approval by the Board of Directors, but shall not engage in any other business or other activity which may materially interfere with Executive’s performance of said responsibilities without the prior written consent of the Company's Board of Directors; and (iii) except as to any investment made in a publicly-traded entity not amounting to more than one percent (1%) of its outstanding equity, shall not, directly or indirectly, as an employee, consultant, partner, principal, director or in any other capacity, engage or participate in any business that is in competition with the Company.

II.           PROPRIETARY RIGHTS, CONFIDENTIAL INFORMATION, NONSOLICITATION, ETC.

Executive has executed an agreement relating to the treatment of (and Executive’s obligations as to) proprietary rights, confidential information, and certain non-solicitation and other matters. It is further understood and agreed that said agreement is deemed to continue in full force and effect, binding and not affected, in any manner, by the terms in this Agreement.

III.           COMPENSATION AND BENEFITS.

Executive’s compensation and bonus rights are as follows:

A.     Salary. Executive shall be entitled to an annual cash salary of $440,000 (the “Base Salary”), subject to such deductions, withholding and other charges as required by law, payable in accordance with the Company’s standard payroll schedule.

B.     Stock Option Grant. At the first scheduled Board meeting after the later of (1) the Effective Date of this Agreement; and, (2) such time as the pool of stock options under the Company’s 2017 Omnibus Incentive Plan (the “Option Plan”) is replenished to provide a sufficient pool from which to draw, the Board shall approve a stock option grant to purchase 250,000 shares of the Company's Common Stock at fair market value on the date of grant (the “Option”). One-fourth (1/4) of the shares subject to the Option will vest on January 31, 2018 in direct proportion to the percentage achievement of the stated 2017 corporate goals, as approved and determined by the Board of Directors. The remaining three fourths (3/4) of the shares subject to the Option shall vest in equal parts on January 31, 2019, January 31, 2020, and January 31, 2021 in direct proportion to the percentage achievement of the stated corporate goals for the previous fiscal year. The Option will be fully vested and exercisable on January 31, 2021, subject to Executive continuing to be an Employee (or otherwise providing services to the Company) through the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company's Option Plan and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents will be presented to Executive at the time of grant. Executive acknowledges and agrees that he must execute the Company’s standard form of Option Agreement as an additional condition precedent to being eligible for the Option.

D.     Annual Bonus. In addition to the Base Salary, for each fiscal year ending during the Term, Executive shall have the opportunity to earn an annual performance bonus (the "Annual Bonus") in an amount up to fifty percent (50%) of Executive's Base Salary. The exact amount and composition of the Annual Bonus will be determined by the Board of Directors or its Compensation Committee in consultation with Executive, based upon mutually agreed, written performance objectives, both personal and corporate. Such goals will be mutually agreed upon by Executive and the Board at the beginning of each calendar year. The Compensation Committee of the Board of Directors shall have the sole discretion to pay any or all of the Annual Bonus in the form of equity compensation. Any such equity compensation shall be issued from the Option Plan and shall be fully vested upon payment.

E.     Long-Term Bonus. In addition to the Annual Bonus, for each fiscal year ending during the Term, Executive shall have the opportunity to earn a performance bonus (the "Long-Term Bonus"). The exact amount and composition of the Long-Term Bonus will be determined by the Board of Directors or its Compensation Committee in consultation with Executive, based upon mutually agreed, written performance objectives of the Company. The objectives for the Long-Term Bonus shall be distinct from those of the Annual Bonus and shall be derived from the Company’s long-term strategic plan. The Compensation Committee of the Board of Directors shall have the sole discretion to pay any or all of the Long-Term Bonus in the form of equity compensation. Any such equity compensation shall be issued from the Option Plan and shall be fully vested upon payment.

F.     Other Benefits. Executive shall be entitled to six (6) weeks of paid vacation for each calendar year, which must be taken pursuant to the Company’s vacation benefits policy. Executive, in lieu of benefits generally available to the Company’s other similar, high-level executives, consisting of such medical, retirement and similar benefits, will receive a car allowance of $13,500 annually, paid in equal monthly installments.

IV.          TERMINATION.

A.          At-Will Employment. It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive's employment with the Company. Executive specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time, with or without cause and with or without notice. In addition, the fact that rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this provision and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this provision shall control. This at-will status cannot be altered, except in a writing signed by Executive and formally approved by the Company’s Board of Directors.

B.           Termination of Employment. Although Executive’s employment hereunder shall be deemed “at-will,” the following definitions will apply to any termination:

1.     For Cause. In the event that Executive is Terminated For Cause (as hereinafter defined), Executive shall only be entitled to Executive’s earned wages through the date his employment with the Company is terminated, his accrued but unused vacation, reimbursements of his outstanding expenses incurred and submitted in compliance with Company policies and any other portion of his compensation earned through the termination date.

2.     Change of Control. In the event that Executive is terminated in connection with a Change of Control (as hereinafter below), in exchange for Executive signing and not revoking a general release of claims in a form acceptable to the Company, Executive shall be entitled to (i) an amount equal to twice Executive’s Base Salary (“CoC Severance”) and (ii) an amount equal to the cash portion of Executive's target Annual Bonus for the fiscal year in which the termination occurs (with it deemed that all performance goals have been met at one hundred percent (100%) of budget or plan) multiplied by one hundred fifty percent (150%). For a period of eighteen (18) months, Executive may elect coverage for, and the Company shall reimburse Executive for, the amount of his premium payments for group health coverage, if any, elected by Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); provided, however, that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including (without limitation) his election of such coverage and his timely payment of premiums.

a.     A "Change of Control" means the occurrence of any of the following events: (i) any sale or exchange of the capital stock by the shareholders of the Company in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; or (ii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company; or (iv) a reverse merger; or (v) any "person" or "group" (as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing more than fifty percent (50%) of the voting power of the Company then outstanding; or (vi) less than a majority of the current Board of Directors are persons who were either nominated for election by the current Board of Directors or were elected by the current Board of Directors.

3.           Termination Apart from Change of Control.

a.            Termination. If Executive's employment with the Company terminates as a result of a Termination Without Cause (as hereinafter defined), Executive will be entitled to receive the following severance and other benefits:

(i) Severance Pay. The Company shall pay to Executive an amount equal to (a) eighteen (18) months of Executive's then-current Base Salary, plus (b) an amount equal to the cash portion of Executive's target Annual Bonus for the fiscal year in which the termination occurs (with it deemed that all performance goals have been met at one hundred percent (100%) of budget or plan). Such severance payment shall be paid in one lump sum thirty (30) calendar days following the date of Executive's termination. In addition, Executive shall be eligible for reimbursement of his COBRA premium for a period of eighteen (18) months following Executive's termination; provided, however, that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including (without limitation) his election of such coverage and his timely payment of premiums; provided, further, that upon the earlier to occur of (c) the time that Executive no longer is a Qualified Beneficiary (as such term is defined in Section 4980(B)(g)(l) of the Code) and (d) the date eighteen (18) months following Executive's termination, the Company’s obligations to reimburse Executive under this subsection shall cease.

(ii) Equity Award Acceleration. The vesting and exercisability of any outstanding equity awards shall be automatically accelerated as to the amount of the unvested shares subject thereto at the time of the termination that would have vested had the Executive remained employed by the Company for eighteen (18) months following the date of such termination. The foregoing provision is hereby deemed to be a part of each agreement evidencing any equity award and to supersede any contrary provision in any agreement relating thereto.

C.           Related Provisions. The following terms, conditions and definitions shall apply to the termination of Executive:

1.          “Termination Without Cause.” For purposes of Section IV.B above, a Termination Without Cause shall be deemed to constitute any termination of Executive’s employment hereunder by the Company other than a Termination For Cause, as defined below. Notwithstanding any contrary provision herein, it is understood that a Termination Without Cause also shall include a termination which:

(a)     occurs due to the death of Executive or to any physical or mental Long-Term Disability (as hereinafter defined) that would prevent the performance of Executive’s duties under this Agreement. For the purposes of this Agreement, a “Long-Term Disability” shall mean a disability that, after consideration and implementation of reasonable accommodations (provided that no accommodation that imposes undue hardship on the Company will be required), renders or will render Executive unable to perform his essential job functions for one hundred eighty (180) calendar days out of any three hundred sixty-five (365) calendar day period or for four consecutive months. The determination of Executive’s Long-Term Disability shall be made by Executive’s attending physician unless the Board disagrees with such determination, in which case Executive’s Long-Term Disability shall be determined by a majority of three physicians qualified to practice medicine in the state of Executive’s residence: one to be selected by each of Executive (or his authorized representative) and the Board, and the third to be selected by such two designated physicians; or

(b)     is a Constructive Termination (as hereinafter defined) initiated by Executive. "Constructive Termination" shall mean (i) the assignment or partial assignment of any duties or responsibilities materially inconsistent in any respect with those customarily associated with the position or those actually provided in this Agreement (including status, offices, titles and reporting requirements) to be held by Executive during the Term, or any other action by the Company that results in a significant diminution or other material reduction or any substantially adverse change in Executive’s position, title, authority, duties or responsibilities; (ii) any failure by the Company to comply with any material provision of this Agreement; (iii) a relocation of Executive’s principal place of employment more than thirty-five (35) miles from its current location; (iv) any material reduction in Executive’s Base Salary, target Annual Bonus or target Long-Term Bonus, unless such reduction is part of a program reducing the base salary and/or bonus opportunity of all C-level employees; (v) a material reduction in the kind or level of benefits to which Executive was entitled immediately prior to such reduction; (vi) a material reduction of the facilities and perquisites (including office space and location) or secretarial and administrative support available to Executive immediately prior to such reduction; or (viii) the failure of any successor-in-interest to assume all of the obligations of the Company under this Agreement. In order for Executive to resign due to a Constructive Termination and be eligible for severance benefits, he must provide the Company with written notification of the basis for his belief that he is being Constructively Terminated and provide the Company with an opportunity to cure any perceived deficiency as set forth below in Section IV.E.

2.           “Termination For Cause.” Subject to the notice requirement as provided in Section IV.E below, for purposes of Section IV.B.2 (and Section IV.C.1) above, a Termination For Cause shall be a termination of Executive’s employment hereunder made:

(a)          by the Company, if Executive:

(i) materially breaches any material terms of this Agreement; (ii) commits willful gross acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude in connection with Executive’s responsibilities as an employee, provided that no act or failure to act shall be considered "willful" under this definition unless Executive acted, or failed to act, with an absence of good faith and without a reasonable belief that his action, or failure to act, was in the best interest of the Company; (iii) is convicted of any felony or any crime involving moral turpitude; or (iv) fails to achieve the stated milestones and tasks as requested in writing by the Board, including, but not limited to, failure to perform or continuing to neglect the performance of duties assigned to Executive, which failure or neglect will significantly and adversely affect the Company’s business or business prospects and which failure is due to circumstances within Executive’s reasonable control.

(b)          by Executive, unless such termination by Executive is for Constructive Termination.

D.     Company Actions. All relevant determinations to be made by the Company under paragraph IV.C.2(a) above shall be made in the reasonable discretion of the Board (or, if so delegated by said Board, by a committee of the Board), acting in good faith, and, except as otherwise specified herein, shall be conclusive and binding, but shall be subject to arbitration in accordance with Section V below. This Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A (“Section 409A”) and the Board or the Board committee will interpret its provisions accordingly. If, at the time of Executive’s termination, any stock of the Company is publicly-traded and the Company determines that Executive is a “specified employee” within the meaning of Section 409A of the Code at such time, then (i) the salary continuation payments specified herein (to the extent that they are subject to Section 409A of the Code) will commence on the earlier of (A) the first business day following expiration of the six (6)-month period measured from Executive’s separation or (B) the date of Executive’s death, and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. Executive understands and agrees that the Company makes no assurances with respect to the tax consequences arising as a result of this Agreement, and the payment of any tax liabilities or related penalties arising out of this Agreement are solely and exclusively the responsibility of Executive, without any expectation or understanding that the Company will pay or reimburse Executive for such taxes or other items. Concerning any Section 409A taxes or related penalties, the Company will use its best efforts, in good faith, to reduce or eliminate such tax liabilities or penalties, including, but not limited to, a delay of such payments for the minimum time necessary to avoid tax liabilities or penalties. If any payment is delayed pursuant to this paragraph, on the date of payment the Company shall pay in a lump sum all payments that otherwise would have been paid during the period of the delayed payments.

E.     Notice and Remedy. In the event that any reason for Termination For Cause by the Company under paragraph IV.C.2(a) above, or by Executive in the case of a Constructive Termination, may be cured by Executive or the Company, as the case may be, then the Company or Executive, as applicable, shall first give a written notice to the other party (by mail, email, or fax, to the last known address of the recipient; said notice being deemed given, if by mail, as of the earlier of four (4) calendar days after mailing or the date when actually received, or, if by email or fax, when sent), specifying the reason for Termination For Cause or Constructive Termination, as applicable, and providing a period of thirty (30) calendar days to cure the fault or reason specified. Lacking such cure within said thirty (30) calendar days, or if the notified party earlier refuses to effect the cure, the Termination For Cause or Constructive Termination, as applicable, shall then be deemed effective. If such cure is so made, the Termination For Cause or Constructive Termination, as applicable, shall not then be deemed effective, but any later conduct of a similar nature constituting a reason for Termination For Cause or Constructive Termination, as applicable, shall allow the Company or Executive, as the case may be, the right to cause the Termination For Cause or Constructive Termination, as applicable, to become effective without need for any further period of time to cure. All communications shall be sent to the address as set forth on the signature page hereof, or to such other address as a party may designate by ten (10) calendar days’ advance written notice to the other party hereto.

V.           ARBITRATION.

A.     Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or any of the rights, benefits or obligations resulting from its terms, shall be settled by binding arbitration in San Francisco, California. Except for the right of the Company and Executive to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to Executive’s employment or the provisions of this Agreement shall be resolved in accordance with this Section V of the Agreement, which will be the sole and exclusive procedure for the resolution of any such disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated herein by reference. Matters subject to these provisions include, without limitation, any and all claims or disputes whatsoever, including those claims based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under these procedures also include claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the California Labor Code, and the California Fair Employment and Housing Act. Nothing in this provision is intended to restrict Executive from submitting any matter to an administrative agency with jurisdiction over such matter.

Executive and the Company agree that any disputes related to or arising out of Executive’s employment with the Company will be determined by arbitration in accordance with the then-current JAMS employment arbitration rules and procedures, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator. If the Company and Executive cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with the JAMS employment arbitration rules and procedures. Reasonable discovery will be permitted by both parties, and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to arbitration in this Section V and may award any relief permitted by law. The arbitrator must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The parties hereby waive, to the fullest extent permitted by law, any rights to appeal or to review of such award by any court. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of arbitration under this Section V of this Agreement. At the request of any party, the arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. The arbitrator’s fees and cost of the Arbitration will be paid in full by the Company.

B.     Acknowledgement. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION V, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH, THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO ARBITRATION, AND THAT THE PROVISIONS SET FORTH IN THIS SECTION V CONSTITUTE A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL.

C.     No Duty to Mitigate. Executive is under no contractual or legal obligation to mitigate Executive’s damages in order to receive the severance benefits provided in this Agreement.

VI.          LEGAL ADVICE.

Executive acknowledges that an opportunity has been afforded to Executive to consult with legal counsel with respect to this Agreement and that no individual representing the Company has given legal advice with respect to this Agreement.

VII.         MISCELLANEOUS AND CONSTRUCTION.

Except as otherwise specifically provided herein, this Agreement:

A.     and any benefits or obligations herein may not be assigned or delegated by Executive (but may be so assigned or delegated by the Company);

B.     contains the entire understanding of the parties as to its subject matter, and replaces and supersedes any existing employment agreement and any and all contrary prior understandings or agreements, whether written or verbal;

C.     may be amended or modified only by a written amendment or modification signed by the Company and Executive that expressly references this Agreement;

D.     is made in, and shall be construed under, the laws of the State of California;

E.     inures to the benefit of, and is binding upon, the permitted successors, assigns, distributees, personal representatives, heirs and other successors-in-interest to and of the parties hereto;

F.     shall not be interpreted by reference to any of the captions or headings of the paragraphs herein, which captions or headings have been inserted for convenience purposes only;

G.     shall be fully effectuated in accordance with its tenor, effect and purposes by each of the parties hereto by executing such further documents or taking such other actions as may be reasonably requested by the other party hereto;

H.     shall be interpreted, as to its remaining provisions, to be fully lawful and operative, to the extent reasonably required to fulfill its principal tenor, effect and purposes, in the event that any provision either is found by any court of competent jurisdiction to be unlawful or inoperative or to violate any statutory or legal requirement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; and

I.     may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.

COMPANY:

NOVABAY PHARMACEUTICALS, INC.

By:	/s/ Paul E. Freiman
Name:	Paul E. Freiman
Title:	Chairman of the Compensation Committee
Address:	2000 Powell Street, Suite 1150
Emeryville, CA 94608
E-mail:	At the email address most recently on the books and records of the Company.

EXECUTIVE:

By:	/s/ Mark Sieczkarek
Name:	Mark Sieczkarek
Address:	At the address most recently on the books and records of the Company.
Telephone No.	At the telephone number most recently on the books and records of the Company.
E-mail:	At the email address most recently on the books and records of the Company.

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